SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                             INFORMATION REQUIRED IN
                                 PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the  registrant  [ ]

Check the  appropriate  box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               FNBH BANCORP, INC.
                (Name of registrant as specified in its charter)


    (Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
         (1)     Title of each class of securities to which transaction applies:
         (2)     Aggregate number of securities to which transaction applies:
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         (4)     Proposed maximum aggregate value of transaction:
         (5)     Total fee Paid:
[ ] Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:
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
                               FNBH BANCORP, INC.
                              101 East Grand River
                           Howell, Michigan 48844-0800

               SUPPLEMENT TO PROXY STATEMENT, DATED APRIL 11, 2001


     This is a supplement to our Proxy Statement, dated March 23, 2001, with respect to the Corporation's 2001 Annual Meeting, to be held April 25, 2001. In addition to the election of directors, the Corporation is soliciting votes on the proposed adoption of the Corporation's Employee Stock Purchase Plan, as described below.

     The enclosed Proxy is for the sole purpose of voting on the adoption of that Plan. Accordingly, if the Proxy in the enclosed envelope is properly executed and returned to the Corporation, the shares represented by the Proxy will be voted on the adoption of the Plan at the Annual Meeting and any adjournment thereof. If a shareholder specifies a choice, the Proxy would be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted for the adoption of the Plan.

                    PROPOSAL TO ADOPT THE FNBH BANCORP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN


     On August 17, 2000, the Board of Directors adopted the FNBH Bancorp, Inc. Employee Stock Purchase Plan (the "Plan"), subject to approval by the Corporation's shareholders. A total of 30,000 shares are available for purchase under the Plan. The following summary of the Plan is subject to the specific provisions contained in the complete text of the Plan, which is available upon request.

     The Board of Directors believes that the opportunity to purchase shares of the Corporation's common stock under the Plan at a discount from market price is important to attract and retain qualified employees who are essential to the success of the Corporation, and that stock ownership is important to providing such persons with incentive to perform in the best interests of the Corporation.

     At the Annual Meeting, the Corporation's shareholders are being asked to consider and approve the adoption of this Plan.

     Description of the Plan. All active employees of the Corporation, except certain part-time employees, are eligible to participate in the Plan after completing one year of continuous employment as of the beginning of an Option Period. The first Option Period began October 1, 2000. An Option Period begins on the first day of each quarter and ends on the last day of the quarter.

     The Plan provides an opportunity for eligible employees to purchase shares of the Corporation's common stock at a price equal to eighty-five percent (85%) of the fair market value of the shares as of the last business day of the Option Period. As long as the stock of the Corporation is not actively traded in any recognized market, fair market value is defined to mean the average price at which shares were bought or sold during the three preceding months (the "Market Period"), in transactions known to management to involve 100 or more shares, between purchasers and sellers, none of whom are or were at the time directors or officers of the Corporation. If the total number of shares purchased or sold during the Market Period is less than 100 shares, the Market Period is required to be the preceding six month period. Eligible employees who have elected to participate may contribute cash (up to 10% of gross earnings of each fiscal quarter) to the Plan through payroll deductions, by lump sum contributions, or both. Purchases of shares are made as of the last business day of each fiscal quarter with funds contributed by participating employees during that quarter.

     A participant may terminate his or her participation at any time prior to his or her last pay date in an Option Period by written notice to the Corporation, but will not be eligible to reenter the Plan for the balance of the Corporation's fiscal year. As a condition to participation in the Plan, participants are required to agree not to sell or otherwise dispose of shares purchased under the Plan for a period of at least two years following the date of purchase, unless the sale results from termination of employment with the Corporation.

     Rights under the Plan are not transferable. Any termination of employment, including death and retirement, terminates participation. In addition, the Plan automatically terminates on September 30, 2010, unless terminated earlier by the Board of Directors. The Board of Directors may amend the Plan at any time, except that it cannot be amended without shareholder approval if the amendment would (a) increase the maximum number of shares that may be issued under the plan, (b) withdraw the administration of the Plan from the Committee, (c) change the class of employees eligible to participate under the plan, or (d) render options granted under the Plan unqualified for special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code").

     Summary of Federal Income Tax Consequences. The Plan is intended to be a qualified "Employee Stock Purchase Plan," as defined in Section 423 of the Code. The following paragraph summarizes the consequences of the acquisition and disposition of shares of the Corporation's common stock for federal income tax purposes, based on management's understanding of existing federal income tax laws.

     Funds contributed by employees through payroll deductions are a part of current compensation taxable as ordinary income, although not actually received by employees. As of the purchase date, on the last business day of each fiscal quarter, a participating employee will be considered to have been granted an option to purchase shares and to have simultaneously exercised that option with respect to the shares purchased on that date. If the employee does not dispose of such shares for a period of two years after the date of the grant of the option (the "Holding Period"), upon subsequent disposition of the shares or upon death, the employee will realize compensation, taxable as ordinary income, equal to the lesser of (a) the amount by which the fair market value of the shares at the time of disposition or death exceeds the option exercise price, or (b) the amount by which the fair market value of the shares at the time the option was granted exceeded the option exercise price. If (b) is the lesser amount, the difference between the fair market value of the shares at the time of disposition or death and the fair market value of the shares at the time the option was granted will be taxed as a capital gain. In the event the Holding
Period requirement described above is not met, the amount to be treated as compensation on disposition of the shares by the employee is the difference between the option exercise price and the fair market value of the shares at the time the option is exercised. In the event the Holding Period requirement is not met, the Corporation will be entitled to a deduction for federal income tax purposes equal to the amount recognized as compensation by the employee. In all other events, the Corporation will not be entitled to any deduction for federal income tax purposes with respect to shares to an employee pursuant to exercise of an option granted under the Stock Purchase Plan.

     The Board of Directors recommends a vote FOR adoption of the Plan. The affirmative vote of a majority of the outstanding shares of common stock voted at the Annual Meeting is required to adopt the Plan. While broker nonvotes will not be treated as votes cast on adoption of the Plan, shares voted as abstentions will be counted as votes cast. Since a majority of the votes cast is required for approval, the sum of any negative votes and abstentions will necessitate offsetting affirmative votes to adopt the Plan. Unless otherwise directed by marking on the accompanying Proxy, the proxy holder's named therein shall vote FOR the adoption of the Plan.





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